Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION REPORTS 1st QUARTER 2012 RESULTS;

PROVIDES 2nd QUARTER AND UPDATED 2012 OUTLOOK

Boca Raton, Florida, April 30, 2012

SBA Communications Corporation (Nasdaq: SBAC) (“SBA” or the “Company”) today reported results for the quarter ended March 31, 2012. Highlights of the results include:

First quarter over year earlier period:

•	Site leasing revenue growth of 18%

•	Tower Cash Flow growth of 14%

•	Net loss decreased from $34.4 million to $22.7 million

•	Adjusted EBITDA growth of 15%

•	AFFO Per Share growth of 22%

Operating Results

Total revenues in the first quarter of 2012 were $192.5 million compared to $167.7 million in the year earlier period, an increase of 14.7%. Site leasing revenue of $172.9 million was up 18.0% over the year earlier period. Site leasing Segment Operating Profit of $137.5 million was up 20.1% over the year earlier period. Site leasing contributed 98.0% of the Company’s total Segment Operating Profit in the first quarter of 2012. Site development revenues were $19.6 million in the first quarter of 2012 compared to $21.3 million in the year earlier period, an 8.0% decrease. Site development Segment Operating Profit Margin was 14.2% in the first quarter of 2012 compared to 11.9% in the year earlier period, an increase of 230 basis points.

Tower Cash Flow for the first quarter of 2012 was $132.4 million, a 14.5% increase over the year earlier period. Tower Cash Flow Margin for the first quarter of 2012 was 80.4% compared to 80.0% in the year earlier period.

Net loss attributable to SBA Communications Corporation for the first quarter of 2012 was $22.6 million or $0.20 per share compared to $34.3 million or $0.30 per share in the year earlier period.

Adjusted EBITDA in the first quarter of 2012 was $121.5 million compared to $105.6 million in the year earlier period, an increase of 15.0%. Adjusted EBITDA Margin was 65.9% in the first quarter of 2012 compared to 63.7% in the year earlier period, an increase of 220 basis points.

Net Cash Interest Expense was $42.2 million in the first quarter of 2012 compared to $37.8 million in the year earlier period.

Equity Free Cash Flow for the first quarter of 2012 was $75.8 million compared to $63.6 million in the year earlier period, an increase of 19.2%. Equity Free Cash Flow Per Share was $0.68 for the first quarter of 2012 compared to $0.56 in the year earlier period, an increase of 21.4%.

SBA is introducing the following financial metrics, which are metrics typically utilized by Real Estate Investment Trusts (“REITs”): Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”) and AFFO per share.

SBA defines FFO as net income plus adjusted tax provision (as defined below) plus real estate depreciation, amortization and accretion. FFO increased 49.0% to $59.8 million in the first quarter of 2012 compared to $40.1 million in the first quarter of 2011.

SBA defines AFFO as FFO adjusted to remove the impact of straight-line revenue, straight-line expense, stock-based compensation expense, non-real estate related depreciation, amortization and accretion, amortization of deferred financing costs and debt discounts, gain (loss) on retirement of long-term obligations, other (income) and expense, acquisition and integration costs, and asset impairment charges and less non-discretionary cash capital expenditures.

AFFO increased 19.6% to $75.9 million in the first quarter of 2012 compared to $63.5 million in the first quarter of 2011. AFFO per share increased 21.8% to $0.67 in the first quarter of 2012 compared to $0.55 in the first quarter of 2011.

The only differences between SBA’s Equity Free Cash Flow Per Share and AFFO Per Share calculations relate to (i) cash taxes (AFFO Per Share includes only SBA’s estimate of income taxes (primarily foreign taxes) payable during the period had SBA been a REIT) and (ii) the weighted average number of common shares (for purposes of the AFFO per share calculation, the weighted average number of common shares has been adjusted to include the dilutive impact of unexercised stock options and restricted stock units). See “Non-GAAP Financial Measures” below. Given the similar nature of the two metrics, SBA will replace its historical Equity Free Cash Flow metric with AFFO beginning with its second quarter 2012 earnings release.

SBA has provided a supplemental file containing additional historical information related to the introduction of these metrics on its website at www.sbasite.com.

“We got off to a solid start to 2012 in the first quarter,” commented Jeffrey A. Stoops, President and CEO. “All four nationwide U.S. wireless carriers were active in the first quarter, to a combined greater degree than at any time in the last several years. Our international carrier customers were also very busy. Against this backdrop of strong customer demand, we have materially increased the number of towers we own which towers we expect will benefit from continued strong customer activity. As a result we expect to produce material growth in site leasing revenue, adjusted EBITDA, AFFO and AFFO per share.”

Investing Activities

As of March 31, 2012, SBA owned 10,661 towers, and managed or leased approximately 4,800 actual or potential additional communication sites. During the first quarter of 2012, SBA purchased 78 tower sites and the rights to two additional communication sites for an aggregate consideration of approximately $44.9 million in cash (exclusive of any working capital adjustments). SBA also built 63 towers during the first quarter of 2012. In addition, the Company spent $7.2 million to purchase land and easements and to extend lease terms with respect to land underlying its towers. Total cash capital expenditures for the first quarter of 2012 were $76.0 million, consisting of $2.8 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $73.2 million of discretionary cash capital expenditures (new tower builds, tower augmentations, tower acquisitions and related earn-outs, and purchasing land and easements).

On April 2, 2012, SBA completed the acquisition of the equity interests in certain entities and affiliates of Mobilitie, LLC. As of April 2, 2012, these entities owned 2,275 towers with an additional 42 towers in development in the US and Central America and also owned indoor and outdoor distributed antenna system (DAS) assets in Chicago, Las Vegas, New York City and Auburn, Alabama. As consideration for the acquisition, the Company paid $850.0 million in cash and issued 5.25 million shares of its Class A common stock. Pursuant to the terms of SBA’s investment in ExteNet Systems, Inc., SBA will seek to negotiate and execute a mutually-acceptable sale of the DAS assets to ExteNet.

In addition to the Mobilitie acquisition, subsequent to March 31, 2012, the Company acquired 25 towers and the rights to manage one additional communication site for an aggregate consideration of $10.4 million in cash. The Company has agreed to purchase an additional 116 towers and the rights to manage one additional communication site for an aggregate amount of $23.6 million. The Company anticipates that these acquisitions will be consummated by the end of the third quarter of 2012.

Financing Activities and Liquidity

On March 7, 2012, SBA sold 6,005,000 shares of the Company’s Class A common stock at $47.30 per share resulting in gross proceeds of approximately $284.0 million. On April 13, 2012, the proceeds from the offering were used to redeem $131.3 million in aggregate principal amount of its 8.0% senior notes due 2016 and $131.3 million in aggregate principal amount of its 8.25% senior notes due 2019 and to pay the applicable premium for the redemption (resulting in annualized cash interest expense savings of $21.3 million).

During the three months ended March 31, 2012, the Company borrowed $200.0 million under the previously undrawn existing Revolving Credit Facility. SBA ended the first quarter with $3.7 billion of total debt (recorded on the Company’s balance sheet at a carrying value of $3.6 billion), $0.5 billion of cash and cash equivalents, short-term restricted cash and short-term investments and $3.2 billion of Net Debt (as defined below). At March 31, 2012, SBA’s Net Debt and Net Secured Debt to Annualized Adjusted EBITDA Leverage Ratios were 6.5x and 2.8x, respectively. At March 31, 2012, SBA’s pro forma Leverage Ratio, assuming the Mobilitie acquisition had closed on January 1, 2012, was 7.2x.

During the first quarter, SBA did not repurchase any shares of its Class A common stock. The Company currently has $150.0 million of repurchase authorization remaining under its existing $300.0 million stock repurchase program.

Simultaneous with the closing of the Mobilitie acquisition, SBA entered into a credit agreement (“the Bridge Loan Credit Agreement”) for a $400 million term loan (the “bridge loan”) which will mature on April 1, 2013. The bridge loan bears interest, at SBA’s election, at either the Base Rate plus a margin that ranges from 2.00% to 2.50% or the Eurodollar Rate plus a margin that ranges from 3.00% to 3.50%, in each case based on the ratio of Consolidated Total Debt of the borrower to Consolidated Adjusted EBITDA of the borrower (calculated in accordance with the Bridge Loan Credit Agreement). As of April 30, 2012, the bridge loan bears interest at the Eurodollar Rate plus 3.5% (currently 3.74%).

In addition, simultaneous with the closing of the Mobilitie Acquisition, SBA increased the aggregate principal amount of its revolving credit facility (the “Revolving Credit Facility”) under the Amended and Restated Credit Agreement (“the Senior Credit Agreement”), dated as of June 30, 2011, from $500 million to $600 million. All other terms of the Senior Credit Agreement remained the same. The proceeds from the bridge loan and borrowings under the Revolving Credit Facility were used to fund the cash consideration paid in the Mobilitie acquisition and to pay related fees and expenses.

Outlook

The Company is providing its second quarter 2012 Outlook and updating its Full Year 2012 Outlook for anticipated results. The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s Full Year 2012 Outlook assumes the acquisition of only those tower assets under contract at the time of this press release, and includes the impact from the previously announced Mobilitie acquisition. However, the Company has assumed that the DAS assets acquired in the Mobilitie acquisition will be sold by the end of the second quarter. As a result, the Company has not included any results from the operations of the DAS assets in its second quarter and full year 2012 Outlook. The Company intends to spend additional capital in 2012 on acquiring revenue producing assets not yet identified or under contract, the impact of which is not reflected in the 2012 guidance.

	Quarter ending			Full
	June 30, 2012			Year 2012
	($’s in millions)
Site leasing revenue(1)	$200.5	to	$202.5	$777.0	to	$797.0
Site development revenue	$21.0	to	$23.0	$90.0	to	$100.0
Total revenues	$221.5	to	$225.5	$867.0	to	$897.0
Tower Cash Flow	$147.0	to	$149.0	$579.0	to	$599.0
Adjusted EBITDA	$136.5	to	$138.5	$536.0	to	$557.0
Net cash interest expense(2)	$43.0	to	$45.0	$168.0	to	$172.0
Non-discretionary cash capital expenditures(3)	$3.0	to	$4.0	$13.0	to	$17.0
AFFO	$85.0	to	$92.0	$340.0	to	$373.0
Discretionary cash capital expenditures(4)	$908.0	to	$918.0	$1,052.0	to	$1,072.0

(1)

The Company’s Outlook for site leasing revenue reflects $10.0 million and $31.0 million of pass through reimbursable expenses, at the midpoint, for the quarter ending June 30, 2012 and full year 2012, respectively.

(2)	Net cash interest expense is defined as interest expense less interest income. Net cash interest expense does not include amortization of deferred financing fees or non-cash interest expense.
(3)	Consists of tower maintenance and general corporate capital expenditures.
(4)

Consists of new tower builds, tower augmentations, tower acquisitions and related earn-outs and ground lease purchases. Excludes expenditures for revenue producing assets not under contract at the date of this press release.

Conference Call Information

SBA Communications Corporation will host a conference call on Tuesday, May 1, 2012 at 10:00 AM (EDT) to discuss the quarterly results. The call may be accessed as follows:

When:	Tuesday, May 1, 2012 at 10:00 AM (EDT)
Dial-in number:	(800) 288-8968
Conference call name:	SBA First Quarter Results
Replay:	May 1, 2012 at 1:00 PM (EDT) through May 15, 2012 at 11:59 PM (EDT)
Number:	(800) 475-6701
Access Code:	244630
Internet access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) the Company’s financial and operational guidance for the second quarter of 2012 and full year 2012, (ii) the Company’s belief that pending acquisitions will close by the end of the third quarter of 2012, (iii) spending additional capital in 2012 on acquiring revenue producing assets not yet identified or under contract, (iv) material growth in site leasing revenue, adjusted EBITDA, AFFO and AFFO per share and (v) continued strong customer activity. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on February 24, 2012. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures; (2) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (3) the impact, if any, of consolidation among wireless service providers; (4) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (5) the Company’s ability to maintain expenses and cash capital expenditures at appropriate levels for our business; (6) the Company’s ability to acquire land underneath towers on terms that are accretive; (7) the Company’s ability to realize economies of scale from its tower portfolio; (8) the Company’s ability to comply with covenants and the terms of its credit instruments; (9) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular, (10) the continued dependence on towers and outsourced site development services by the wireless carriers and (11) the Company’s ability to integrate into the Company’s system acquired towers. With respect to the Company’s plan for new builds, these factors also include zoning approvals, weather, availability of labor and supplies and other factors beyond the Company’s control that could affect the Company’s ability to build towers in 2012. With respect to its expectations regarding the ability to close pending tower acquisitions, these factors also include satisfactorily completing due diligence, the ability and willingness of each party to fulfill their respective closing conditions and the availability of cash on hand, borrowing capacity under the Revolving Credit Facility or shares of the Company’s Class A common stock to pay the anticipated consideration.

This press release contains non-GAAP financial measures. Reconciliation of each of these non-GAAP financial measures is presented below under “Non-GAAP Financial Measures.”

This press release will be available on our website at www.sbasite.com.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North and Central America. By “Building Better Wireless,” SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. For more information please visit: www.sbasite.com.

Contacts

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	For the three months ended March 31,
	2012	2011
Revenues:
Site leasing	$172,923	$146,484
Site development	19,567	21,265

Total revenues	192,490	167,749

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion and amortization shown below):
Cost of site leasing	35,407	31,976
Cost of site development	16,786	18,728
Selling, general and administrative(1)	17,215	15,895
Acquisition related expenses	344	2,373
Depreciation, accretion, amortization, and asset impairment	82,449	74,878

Total operating expenses	152,201	143,850

Operating income	40,289	23,899

Other income (expense):
Interest income	47	30
Interest expense	(42,248)	(37,781)
Non-cash interest expense	(16,991)	(15,393)
Amortization of deferred financing fees	(2,433)	(2,199)
Loss from extinguishment of debt, net	—	(1,696)
Other income (expense)	12	(545)

Total other expense	(61,613)	(57,584)

Loss from operations before provision for income taxes	(21,324)	(33,685)
Provision for income taxes	(1,327)	(691)

Net loss	(22,651)	(34,376)
Net loss attributable to noncontrolling interest	20	125

Net loss attributable to SBA Communications Corporation	$(22,631)	$(34,251)

Net loss per common share attributable to
SBA Communications Corporation:
Basic and diluted	$(0.20)	$(0.30)

Weighted average number of common shares	111,431	114,416

(1)	Includes non-cash compensation of $3,010 and $2,733 for the three months ended March 31, 2012 and 2011, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2012	December 31, 2011

ASSETS
Current assets:
Cash and cash equivalents	$525,554	$47,316
Restricted cash	17,476	22,266
Short-term investments	5,749	5,773
Accounts receivable, net of allowance of $221 and $135 at March 31, 2012 and December 31, 2011, respectively	23,916	22,100
Other current assets	31,925	31,901

Total current assets	604,620	129,356

Property and equipment, net	1,575,262	1,583,393
Intangible assets, net	1,644,434	1,639,784
Other long-term assets	262,313	253,866

Total assets	$4,086,629	$3,606,399

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current maturities of long-term debt, net	$5,000	$5,000
Accounts payable and accrued expenses	32,835	36,501
Accrued interest	24,670	32,351
Other current liabilities	51,428	53,029

Total current liabilities	113,933	126,881

Long-term liabilities:
Long-term debt, net	3,565,226	3,349,485
Other long-term liabilities	135,854	129,282

Total long-term liabilities	3,701,080	3,478,767

Redeemable noncontrolling interests	12,044	12,064

Shareholders’ equity (deficit)	259,572	(11,313)

Total liabilities and shareholders’ equity (deficit)	$4,086,629	$3,606,399

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the three months ended March 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(22,651)	$(34,376)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, accretion and amortization	82,100	74,878
Non-cash interest expense	16,991	15,393
Deferred income tax expense (benefit)	17	(298)
Asset impairment	349	—
Non-cash compensation expense	3,057	2,781
Provision for doubtful accounts	149	—
Amortization of deferred financing fees	2,433	2,199
Loss from extinguishment of debt, net	—	1,696
Other non-cash items reflected in the Statements of Operations	(83)	590
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts, net	(1,259)	1,260
Prepaid and other assets	(10,143)	(1,319)
Accounts payable and accrued expenses	(3,293)	(1,446)
Accrued interest	(7,681)	(7,631)
Other liabilities	6,054	(539)

Net cash provided by operating activities	66,040	53,188

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions and related earn-outs	(51,148)	(90,297)
Capital expenditures	(24,852)	(20,155)
Purchase of investments	(1,198)	—
Proceeds from sales/maturities of investments	1,225	1,686
Proceeds from disposition of fixed assets	54	18
Release of restricted cash relating to tower removal obligations	29	—

Net cash used in investing activities	(75,890)	(108,748)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	283,902	—
Repurchase and retirement of common stock	—	(75,036)
Borrowings under the Revolving Credit Facility	200,000	175,000
Principal payment under capital lease obligations	(291)	—
Repayment of Term Loan	(1,250)	—
Proceeds from employee stock purchase/stock option plans	5,763	4,919
Payment of deferred financing fees	(33)	(79)
Payment of restricted cash relating to CMBS Certificates	—	(648)
Purchase of noncontrolling interests	—	(717)
Repurchase of 1.875% Convertible Notes	—	(17,038)

Net cash provided by financing activities	488,091	86,401

Effect of exchange rate changes on cash and cash equivalents	(3)	9

NET INCREASE IN CASH AND CASH EQUIVALENTS	478,238	30,850
CASH AND CASH EQUIVALENTS:
Beginning of period	47,316	64,254

End of period	$525,554	$95,104

	For the three months ended March 31, 2012	For the three months ended March 31, 2011
	(in thousands)

SELECTED CAPITAL EXPENDITURE DETAIL:

Tower new build construction	$17,639	$14,271

Operating tower expenditures:
Tower upgrades/augmentations	4,423	2,348
Maintenance/improvement capital expenditures	2,099	1,920

	6,522	4,268

General corporate expenditures	691	1,616

Total capital expenditures	$24,852	$20,155

Non-GAAP Financial Measures

The press release contains non-GAAP financial measures, including (i) Site Leasing Segment Operating Profit, Site Development Segment Operating Profit and Segment Operating Profit Margin, (ii) Tower Cash Flow and Tower Cash Flow Margin, (iii) Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin, (iv) Net Debt, Net Secured Debt, Leverage Ratio and Secured Leverage Ratio (collectively, our “Non-GAAP Debt Measures”), (v) Equity Free Cash Flow and Equity Free Cash Flow Per Share and (vi) Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”) and AFFO per share.

We have included these non-GAAP financial measures because we believe that they provide investors additional tools in understanding our financial performance and condition. Specifically, we believe that:

(1) Segment Operating Profit is an indicator of the operating performance of our site leasing and site development segments;

(2) Tower Cash Flow is an indicator of the performance of our site leasing operations;

(3) Adjusted EBITDA, Equity Free Cash Flow, Equity Free Cash Flow Per Share, FFO, AFFO and AFFO per share are useful indicators of the financial performance of our core businesses; and

(4) our Non-GAAP Debt Measures provide investors a more complete understanding of our net debt and leverage position as they include the full principal amount of our debt which will be due at maturity.

In addition, Tower Cash Flow, Adjusted EBITDA and our Non-GAAP Debt Measures are components of the calculations used by our lenders to determine compliance with certain covenants under our Senior Credit Agreement, Bridge Loan Credit Agreement and senior notes. These non-GAAP financial measures are not intended to be an alternative to any of the financial measures provided in our results of operations or our balance sheet as determined in accordance with GAAP.

We believe that FFO, AFFO and AFFO per share, which are also being used by American Tower Corporation and Crown Castle International (our two public company peers in the tower industry), provide investors useful indicators of the financial performance of our core business and permit investors an additional tool to evaluate the performance of our business against those of our two principal competitors. FFO, AFFO and AFFO per share are not necessarily indicative of the operating results that would have been achieved had we converted to a REIT. In addition, our FFO, AFFO and AFFO per share may not be comparable to those reported in accordance with National Association of Real Estate Investment Trusts or by the other tower companies as the calculation of these non-GAAP measures requires us to estimate the impact had we converted to a REIT, including estimates of the tax provision adjustment to reflect our estimate of our cash taxes had we been a REIT.

Segment Operating Profit and Segment Operating Profit Margin

The reconciliation of Site Leasing Segment Operating Profit and Site Development Segment Operating Profit and the calculation of Segment Operating Profit Margin are as follows:

	Site Leasing Segment		Site Development Segment
	For the three months ended March 31,		For the three months ended March 31,
	2012	2011	2012	2011
	(in thousands)		(in thousands)

Segment revenue	$172,923	$146,484	$19,567	$21,265
Segment cost of revenues (excluding depreciation, accretion and amortization)	(35,407)	(31,976)	(16,786)	(18,728)

Segment operating profit	$137,516	$114,508	$2,781	$2,537

Segment operating profit margin	79.5%	78.2%	14.2%	11.9%

Tower Cash Flow and Tower Cash Flow Margin

The tables below set forth the reconciliation of Tower Cash Flow to its most comparable GAAP measurement and the calculation of Tower Cash Flow Margin. Tower Cash Flow for each of the periods set forth in the Outlook section above will be calculated in the same manner.

	For the three months ended March 31,
	2012	2011
	(in thousands)

Site leasing revenue	$172,923	$146,484
Site leasing cost of revenue (excluding depreciation, accretion, and amortization)	(35,407)	(31,976)

Site leasing segment operating profit	137,516	114,508
Non-cash straight-line leasing revenue	(8,156)	(1,790)
Non-cash straight-line ground lease expense	3,073	2,993

Tower Cash Flow	$132,433	$115,711

The calculation of Tower Cash Flow Margin is as follows:

	For the three months ended March 31,
	2012	2011
	(in thousands)

Site leasing revenue	$172,923	$146,484
Non-cash straight-line leasing revenue	(8,156)	(1,790)

Site leasing revenue minus non-cash straight-line leasing revenue	$164,767	$144,694

Tower Cash Flow	$132,433	$115,711

Tower Cash Flow Margin	80.4%	80.0%

Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin

The table below sets forth the reconciliation of Adjusted EBITDA to its most comparable GAAP measurement. Adjusted EBITDA for each of the periods set forth in the Outlook section above will be calculated in the same manner:

	For the three months ended March 31,
	2012	2011
	(in thousands)

Net loss	$(22,651)	$(34,376)
Interest income	(47)	(30)
Total interest expense (1)	61,672	55,373
Depreciation, accretion, and amortization	82,100	74,878
Provision for taxes (2)	1,760	1,198
Loss from extinguishment of debt, net	—	1,696
Asset impairment	349	—
Acquisition related expenses	344	2,373
Non-cash compensation	3,057	2,780
Non-cash straight-line leasing revenue	(8,156)	(1,790)
Non-cash straight-line ground lease expense	3,073	2,993
Other (income) expense	(12)	545

Adjusted EBITDA	$121,489	$105,640

Annualized Adjusted EBITDA (3)	$485,956	$422,560

(1)	Total interest expense includes interest expense, non-cash interest expense and amortization of deferred financing fees.
(2)

For the three months ended March 31, 2012 and 2011, these amounts included $433 and $507, respectively, of franchise taxes reflected in the Statements of Operations in selling, general and administrative expenses.

(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months ended March 31,
	2012	2011
	(in thousands)

Total revenues	$192,490	$167,749
Non-cash straight-line leasing revenue	(8,156)	(1,790)

Total revenues minus non-cash straight-line leasing revenue	$184,334	$165,959

Adjusted EBITDA	$121,489	$105,640

Adjusted EBITDA Margin	65.9%	63.7%

Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)

The tables below set forth the reconciliations of FFO and AFFO to their most comparable GAAP measurement. AFFO for each of the periods set forth in the Outlook section above will be calculated in the same manner:

	For the three months ended March 31,
	2012	2011
	(in thousands)
Net loss	$(22,651)	$(34,376)
Adjusted tax provision(a)	1,206	321
Real estate related depreciation, amortization and accretion	81,263	74,188

FFO	$59,818	$40,133

Adjustments to FFO:
Straight-line leasing revenue	(8,156)	(1,790)
Straight-line ground lease expense	3,073	2,993
Stock-based compensation expense	3,057	2,780
Non-real estate related depreciation, amortization and accretion	837	690
Amortization of deferred financing costs and debt discounts	19,424	17,592
Loss from extinguishment of debt	—	1,696
Other (income) expense	(12)	545
Acquisition and integration costs	344	2,373
Asset impairment	349	—
Non-discretionary cash capital expenditures	(2,790)	(3,536)

AFFO	$75,944	$63,476

Weighted average number of common shares(b)	112,729	115,661

AFFO per share	$0.67	$0.55

(a)	Adjusts the income tax provision during the period, to reflect our estimate of cash income taxes (primarily foreign taxes) that would have been payable had we been a REIT.
(b)	For purposes of the AFFO per share calculation, the weighted average number of common shares has been adjusted to include the dilutive effect of stock options and restricted stock units.

Equity Free Cash Flow and Equity Free Cash Flow Per Share

The table below sets forth the reconciliation of Equity Free Cash Flow for the three months ended March 31, 2012 and 2011 and the calculation of Equity Free Cash Flow Per Share for such periods.

	For the three months ended March 31,
	2012	2011
	(in thousands)

Adjusted EBITDA	$121,489	$105,640
Net cash interest expense	(42,201)	(37,751)
Non-discretionary cash capital expenditures	(2,790)	(3,536)
Cash taxes paid	(673)	(768)

Equity Free Cash Flow	$75,825	$63,585

Weighted average number of common shares	111,431	114,416

Equity Free Cash Flow Per Share	$0.68	$0.56

Net Debt, Leverage Ratio, and Secured Leverage Ratio

Net Debt is calculated using the notional principal amount of outstanding debt. Under GAAP policies, the notional principal amount of the Company’s outstanding debt is not necessarily reflected on the face of the Company’s financial statements.

The Debt and Leverage calculations are as follows:

March 31, 2012
(in thousands)

2010-1 Tower Securities	$680,000
2010-2 Tower Securities	550,000
Term Loan (carrying value of $495,135)	496,250
Revolving Credit Facility	200,000

Total secured debt	1,926,250

1.875% Convertible Senior Notes (carrying value of $493,883)	535,000
4.0% Convertible Senior Notes (carrying value of $405,502)	500,000
2016 Senior Notes (carrying value of $373,279)	375,000
2019 Senior Notes (carrying value of $372,427)	375,000

Total unsecured debt	1,785,000

Total debt	$3,711,250

Leverage Ratio

Total debt	$3,711,250
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(548,779)

Net debt	$3,162,471

Divided by: Annualized Adjusted EBITDA	$485,956

Leverage Ratio	6.5x

Secured Leverage Ratio

Total secured debt	$1,926,250
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(548,779)

Net Secured Debt	$1,377,471

Divided by: Annualized Adjusted EBITDA	$485,956

Secured Leverage Ratio	2.8x